Exhibit 99.1

FuelCell Energy Reports Fourth Quarter and Fiscal 2019 Financial Results

DANBURY, CT – January 22, 2020 -- FuelCell Energy, Inc. (Nasdaq: FCEL), a global leader in delivering localized, always on, sustainable clean energy, today reported financial results for its fourth fiscal quarter of 2019 and its fiscal year ended October 31, 2019 and provided details of its new business strategy.

“Our results in the fourth fiscal quarter and the full fiscal year reflect our focused execution on right-sizing FuelCell Energy, exiting opportunities that did not meet our margin objectives, and positioning the Company for growth in 2020 and beyond,” commented Jason Few, President and Chief Executive Officer of FuelCell Energy. “We accomplished a number of strategic initiatives to strengthen our balance sheet and improve our cost structure as we focus on delivering our significant project backlog, which is expected to result in recurring cash flow from our generation assets.”

Fourth Quarter of Fiscal 2019 Results

(All results reflect year-over-year comparisons unless otherwise noted)

Revenue of $11.0 million represents a 38% decrease year-over-year and reflects the Company’s previous decision to deemphasize Product sales to focus on utility scale Power Purchase Agreement (“PPA”) opportunities, and grow our generation portfolio. This revenue decrease was partially offset by the Company’s increased Generation and Advanced Technologies contract revenues.

•	Generation revenues increased by 206% to $5.5 million from $1.8 million as a result of the acquisition of the 14.9 megawatt (“MW”) Bridgeport Fuel Cell Project in 2019, which increased generation assets by 133% to 26.1 MW from 11.2 MW on a year-over-year basis.
•	Advanced Technologies contract revenues increased by 16% to $4.3 million from $3.7 million due to increased activity, mainly in conjunction with the carbon capture joint development agreement with ExxonMobil Research and Engineering Company.
•	Service and License revenues decreased by 72% to $0.8 million from $2.9 million, driven by the timing of planned service work performed in the comparative periods.
•	Product sales totaled $0.5 million for the quarter, a decline of 95% when compared to product sales of $9.4 million in the comparable quarter. The difference between the periods is primarily due to the inclusion of the sale of the Trinity College fuel cell project in the fourth fiscal quarter of 2018.

Gross loss for the fourth fiscal quarter of 2019 totaled $(23.4) million, compared to gross profit of $1.1 million in the fourth fiscal quarter of 2018. Results for the fourth fiscal quarter of 2019 include a noncash charge of $14.4 million due to a decision by the Company to operate the Triangle Street Project under a merchant model (selling electricity under tariff to the grid and without an executed power purchase agreement) for the next 5 years. Results also include a noncash charge of $3.1 million for the Bolthouse Farms Project because management has decided to pursue termination of the PPA related to the Bolthouse Farms Project given recent regulatory changes impacting the future cost profile for the Company and Bolthouse Farms.

Operating expenses for the fourth fiscal quarter of 2019 decreased by 26% to $9.6 million, compared to $13.0 million in the fourth fiscal quarter of 2018. Research and development expenses of $1.4 million reflect lower headcount and overhead as a result of restructuring activities during fiscal 2019 and an increased allocation of efforts to revenue producing activity. Administrative and selling expenses at $8.2 million were higher than in the fourth fiscal quarter of 2018 as a result of extraordinary legal and consulting costs incurred by the Company in connection with its restructuring, liquidity and refinancing initiatives. This expense category is expected to trend down in fiscal 2020 as those efforts are now complete.

FuelCell Energy Fourth Quarter And Fiscal 2019 Results

Adjusted EBITDA loss totaled $(11.0) million in the fourth fiscal quarter of 2019 compared to $(8.8) million in the fourth fiscal quarter of 2018. (Adjusted EBITDA is a non-GAAP financial measure that represents adjusted earnings before interest, taxes, depreciation and amortization.) Please see the discussion of non-GAAP financial measures and Adjusted EBITDA in the appendix at the end of this release.

The net loss per share attributable to common stockholders in the fourth fiscal quarter of 2019 was $(0.23), compared to $(2.31) in the fourth fiscal quarter of 2018.

Fiscal 2019 Results

(All results reflect year-over-year comparisons unless otherwise noted)

Revenue of $60.8 million represents a 32% decrease in revenue year-over-year, which was primarily a result of the Company’s previous strategic decision to focus on utility scale PPA business opportunities to grow the generation portfolio rather than selling our projects at completion, and the Company’s continuing inability to access the Asian markets as a result of the situation with POSCO Energy, partially offset by increased Service and License revenues, Generation revenues, and Advanced Technologies contract revenues.

•	Generation revenues increased 96% to $14.0 million from $7.2 million due to additional revenue recorded for the 14.9 MW Bridgeport Fuel Cell Project, which was acquired in May 2019.
•	Advanced Technologies contract revenues increased 40% to $19.6 million from $14.0 million due to the timing of project activity under existing contracts.
•	Service and License revenues increased 69% to $26.6 million from $15.8 million, mainly due to revenues of $10.0 million recorded in connection with our license agreement with ExxonMobil Research and Engineering Company during the fiscal year ended October 31, 2019.
•	Product sales for the fiscal year consisted of $0.5 million of power plant revenue compared to $52.5 million of product revenues for the fiscal year ended October 31, 2018, which included sales from the 20 MW fuel cell project for Korea Southern Power Company and the sale to Clearway Energy of a 2.8 MW fuel cell power plant project in Tulare, California.

Gross loss in fiscal 2019 totaled $(21.3) million, compared to gross profit of $3.1 million in fiscal 2018. Fiscal 2019 results include one-time, noncash impairment charges of $20.4 million.

Operating expenses for fiscal 2019 decreased 4% to $45.7 million compared to $47.7 million in fiscal 2018. Research and development expenses of $13.8 million in fiscal 2019 compared to $22.8 million in fiscal 2018. This decrease reflects the reduction in spending resulting from the restructuring initiatives and the reassignment of personnel from internal research and development activities to funded Advanced Technologies projects. Administrative and selling expenses of $31.9 million in fiscal 2019 were higher than in fiscal 2018 as a result of atypical legal and consulting costs related to the Company’s restructuring, liquidity and refinancing initiatives.

Adjusted EBITDA in fiscal 2019 improved 4% to ($31.4) million, compared to ($32.7) million in fiscal 2018. Please see the discussion of non-GAAP financial measures and adjusted EBITDA in the appendix at the end of this release

Net loss per basic and diluted share attributable to common stockholders for the fiscal 2019 was $(1.82) compared to $(9.01) in fiscal 2018.

FuelCell Energy Fourth Quarter And Fiscal 2019 Results

Key Consolidated Financial Metrics

	Three Months Ended October 31,			Twelve Months Ended October 31
(Amounts in thousands)	2019	2018	Change	2019	2018	Change
Total revenues	$11,041	$17,884	-38%	$60,752	$89,437	-32%
Gross (loss) profit	(23,389)	1,143	-2,146%	(21,269)	3,093	-788%
Loss from operations	(32,992)	(11,870)	-178%	(66,929)	(44,632)	-50%
EBITDA	(28,958)	(9,747)	-197%	(54,576)	(35,984)	-52%
Net loss to common stockholders	(36,003)	(17,929)	-101%	(100,245)	(62,168)	-61%
Net loss per basic and diluted share	$(0.23)	$(2.31)	90%	$(1.82)	$(9.01)	80%

Adjusted EBITDA	$(10,959)	$(8,818)	-24%	$(31,412)	$(32,746)	4%

Strategy Update

In a separate release today, FuelCell Energy announced its comprehensive strategy to strengthen its business and maximize operational efficiencies, which is expected to enable the Company to capture future growth opportunities by executing of its core business, focusing on customer relationships, delivering on and expanding its project backlog, and developing and commercializing new technologies with it partners. Access the release.

“My first full quarter as CEO has been a pivotal time for FuelCell Energy, during which we have worked together with our Board, as a management team, and with our stakeholders and suppliers to complete the restructuring phase of our strategy,” said Jason Few. “Having accomplished our initial objectives of building a financial foundation to move forward with our new business, today we unveiled the pillars of our Powerhouse transformation strategy: Transform, Strengthen, and Grow. We are fully focused on successfully executing our project commitments and positioning the Company to deliver positive earnings.”

Backlog

	As of October 31,
(Amounts in thousands)	2019	2018	Change
Product	$-	$1	-
Service(1)	169,371	251,650	-33%
Generation	1,114,366	839,483	33%
License(2)	22,931	-	-
Advanced Technologies	11,978	32,383	-63%
Total Contract Backlog	$1,318,646	$1,123,517	17%

(1) In July 2018, we contracted to operate and maintain a 20 MW plant for Korea Southern Power Company (“KOSPO”). This contract was originally represented in backlog as twenty years reflecting the total term of the contract. Under the terms of the contract KOSPO has a renewal option in year ten. Thus, under the adoption of Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” which was implemented on November 1, 2018 service backlog was reduced by $64.3 million in 2018 and 2019 compared to amounts previously disclosed. Should KOSPO exercise this option, service backlog will be adjusted accordingly.

(2) License backlog was not included prior to the adoption of Accounting Standards Update (“ASU”) 2014-09, “Revenue from Contracts with Customers,” which was implemented on November 1, 2018.

FuelCell Energy Fourth Quarter And Fiscal 2019 Results

Contract backlog increased to $1.32 billion as of October 31, 2019, reflecting additional generation backlog from the Bridgeport Fuel Cell, San Bernardino, and the LIPA Yaphank Solid Waste Management projects, offset by the removal of the Bolthouse Farms project and revenue recognized during the period. Only projects for which we have a PPA are included in generation backlog, which represents future revenue under long-term PPAs. Service backlog decreased mainly as a result of the acquisition of the Bridgeport Fuel Cell Project. Together, the service and generation portion of backlog had an average weighted term of approximately 18 years based on dollar backlog and utility service contracts of up to 20 years in duration at inception.

Cash, Restricted Cash and Project Finance

Cash, cash equivalents and restricted cash totaled $39.8 million as of October 31, 2019, including $9.4 million of unrestricted cash and cash equivalents and $30.3 million of restricted cash and equivalents.

On October 31, 2019, the Company entered an 8-year, $200 million senior secured credit facility with Orion Energy Partners Investment Agent, LLC and certain of its affiliates and drew down $14.5 million, followed by an additional $65.5 million draw down on November 22, 2019, primarily to support execution of selected projects within the Company’s project backlog. The balance of the facility, $120 million, is available over the first 18 months following October 31, 2019, subject to the approval of the lenders, to fund construction costs, inventory and other capital expenditures of additional fuel cell projects with contracted cash flows and inventory, working capital, and other costs that may be required to be delivered by the Company on purchase orders, service agreements, or other binding customer agreements. In addition to providing corporate and project working capital, proceeds from the two draws under this facility repaid $22.8 million of short term debt.

Conference Call Information

FuelCell Energy will host a conference call today beginning at 10:00 a.m. EST to discuss the fourth fiscal quarter and full year results for fiscal 2019 along with details of the Company’s new business strategy. Participants can access the live call via webcast on the Company website or by telephone as follows:

•	The live webcast of the call and supporting slide presentation will be available at www.fuelcellenergy.com. To listen to the call, select “Investors” on the home page, proceed to the “Events & Presentations” page and then click on the “Webcast” link listed under the January 22nd earnings call event, or click here.
•	Alternatively, participants can dial 647-689-4106 and state FuelCell Energy or the conference ID number 5186075.

The replay of the conference call will be available via webcast on the Company’s Investors’ page at www.fuelcellenergy.com approximately two hours after the conclusion of the call.

Cautionary Language

This news release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements with respect to the Company’s anticipated financial results and statements regarding the Company’s plans and expectations regarding the continuing development, commercialization and financing of its fuel cell technology and its business plans and strategies. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, changes to projected deliveries and order flow, changes to production rate and product costs, general risks associated with product development, manufacturing, changes in the regulatory environment, customer strategies, ability to access certain markets, unanticipated manufacturing issues that impact power plant performance, changes in critical accounting policies, access to and ability to raise capital and attract financing, potential volatility of energy prices, rapid technological change, competition, the Company’s ability to successfully implement its new business strategies and achieve its goals, and the Company’s ability to achieve its sales plans and cost reduction targets, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

FuelCell Energy Fourth Quarter And Fiscal 2019 Results

About FuelCell Energy

FuelCell Energy, Inc. (NASDAQ: FCEL) is a global leader in developing environmentally responsible distributed baseload power solutions through our proprietary molten-carbonate fuel cell technology. We develop turn-key distributed power generation solutions and operate and provide comprehensive services for the life of the power plant. We are working to expand the proprietary technologies that we have developed over the past five decades into new products, markets and geographies. Our mission and purpose remains to utilize our proprietary, state-of-the-art fuel cell power plants to reduce the global environmental footprint of baseload power generation by providing environmentally responsible solutions for reliable electrical power, hot water, steam, chilling, hydrogen, microgrid applications, and carbon capture and, in so doing, drive demand for our products and services, thus realizing positive stockholder returns. Our fuel cell solution is a clean, efficient alternative to traditional combustion-based power generation and is complementary to an energy mix consisting of intermittent sources of energy, such as solar and wind turbines. Our systems answer the needs of diverse customers across several markets, including utility companies, municipalities, universities, hospitals, government entities and a variety of industrial and commercial enterprises. We provide solutions for various applications, including utility-scale distributed generation, on-site power generation and combined heat and power, with the differentiating ability to do so utilizing multiple sources of fuel including natural gas, Renewable Biogas (i.e., landfill gas, anaerobic digester gas), propane and various blends of such fuels. Our multi-fuel source capability is significantly enhanced by our proprietary gas-clean-up skid.

SureSource, SureSource 1500, SureSource 3000, SureSource 4000, SureSource Recovery, SureSource Capture, SureSource Hydrogen, SureSource Storage, SureSource Service, SureSource Capital, FuelCell Energy, and FuelCell Energy logo are all trademarks of FuelCell Energy, Inc.

Contact:

FuelCell Energy, Inc.

ir@fce.com

203.205.2491

Source: FuelCell Energy

# # # #

FuelCell Energy Fourth Quarter And Fiscal 2019 Results

FUELCELL ENERGY, INC.

Consolidated Balance Sheets

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	October 31, 2019	October 31, 2018
ASSETS
Current assets:
Cash and cash equivalents, unrestricted	$9,434	$39,291
Restricted cash and cash equivalents – short-term	3,473	5,806
Accounts receivable, net	3,292	9,280
Unbilled receivables	7,684	13,759
Inventories	54,515	53,575
Other current assets	5,921	8,592
Total current assets	84,319	130,303

Restricted cash and cash equivalents – long-term	26,871	35,142
Project assets	144,115	99,600
Inventory – long-term	2,179	-
Property, plant and equipment, net	41,134	48,204
Goodwill	4,075	4,075
Intangible assets	21,264	9,592
Other assets	9,489	13,505
Total assets	$333,446	$340,421

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$21,916	$17,596
Accounts payable	16,943	22,594
Accrued liabilities	11,452	7,632
Deferred revenue	11,471	11,347
Preferred stock obligation of subsidiary	950	952
Total current liabilities	62,732	60,121

Long-term deferred revenue	28,705	16,793
Long-term preferred stock obligation of subsidiary	16,275	14,965
Long-term debt and other liabilities	90,140	71,619
Total liabilities	197,852	163,498

Redeemable Series B preferred stock (liquidation preference of $64,020 at October 31, 2019 and 2018)	59,857	59,857
Redeemable Series C preferred stock (liquidation preference of $8,992 as of October 31, 2018)	-	7,480
Redeemable Series D preferred stock (liquidation preference of $30,680 as of October 31, 2018)	-	27,392
Total Equity:
Stockholders’ equity Common stock ($0.0001 par value; 225,000,000 shares authorized at October 31, 2019 and 2018; 193,608,684 and 7,972,686 shares issued and outstanding at October 31, 2019 and 2018, respectively)	19	1
Additional paid-in capital	1,151,454	1,073,463
Accumulated deficit	(1,075,089)	(990,867)
Accumulated other comprehensive loss	(647)	(403)
Treasury stock, Common, at cost (42,496 and 13,042 at October 31, 2019 and 2018, respectively)	(466)	(363)
Deferred compensation	466	363
Total stockholders’ equity	75,737	82,194
Total liabilities and stockholders’ equity	$333,446	$340,421

FuelCell Energy Fourth Quarter And Fiscal 2019 Results

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2019	2018
Revenues:
Product	$481	$9,432
Service and license	752	2,898
Generation	5,474	1,842
Advanced Technologies	4,334	3,712
Total revenues	11,041	17,884

Costs of revenues:
Product	4,190	10,321
Service and license	3,777	3,125
Generation	22,595	1,401
Advanced Technologies	3,868	1,894
Total cost of revenues	34,430	16,741

Gross (loss) profit	(23,389)	1,143

Operating expenses:
Administrative and selling expenses	8,252	5,581
Research and development expense	1,351	7,432
Total costs and expenses	9,603	13,013

Loss from operations	(32,992)	(11,870)

Interest expense	(2,816)	(2,421)
Other income, net	649	200

Loss before provision for income taxes	(35,159)	(14,091)

Provision for income taxes	(20)	(5)

Net loss	(35,179)	(14,096)

Series B preferred stock dividends	(821)	(800)
Series C preferred stock deemed dividends	-	(958)
Series D preferred stock deemed dividends and redemption accretion	(3)	(2,075)

Net loss attributable to common stockholders	$(36,003)	$(17,929)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(0.23)	$(2.31)
Basic and diluted weighted average shares outstanding	154,408,279	7,752,288

FuelCell Energy Fourth Quarter And Fiscal 2019 Results

FUELCELL ENERGY, INC.

Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands, except share and per share amounts)

	Year Ended October 31,
	2019	2018
Revenues:
Product	$481	$52,490
Service and license	26,618	15,757
Generation	14,034	7,171
Advanced Technologies	19,619	14,019
Total revenues	60,752	89,437

Costs of revenues:
Product	18,552	54,504
Service and license	18,943	15,059
Generation	31,642	6,421
Advanced Technologies	12,884	10,360
Total cost of revenues	82,021	86,344

Gross (loss) profit	(21,269)	3,093

Operating expenses:
Administrative and selling expenses	31,874	24,908
Research and development expense	13,786	22,817
Total costs and expenses	45,660	47,725

Loss from operations	(66,929)	(44,632)

Interest expense	(10,623)	(9,055)
Other income, net	93	3,338

Loss before (provision) benefit for income taxes	(77,459)	(50,349)

(Provision) benefit for income taxes	(109)	3,015

Net loss	(77,568)	(47,334)

Series A warrant exchange	(3,169)	-
Series B preferred stock dividends	(3,231)	(3,200)
Series C preferred stock deemed dividends and redemption value adjustment, net	(6,522)	(9,559)
Series D preferred stock deemed dividends and redemption accretion	(9,755)	(2,075)

Net loss attributable to common stockholders	$(100,245)	$(62,168)

Loss per share basic and diluted:
Net loss per share attributable to common stockholders	$(1.82)	$(9.01)
Basic and diluted weighted average shares outstanding	55,081,266	6,896,189

FuelCell Energy Fourth Quarter And Fiscal 2019 Results

Appendix

Further Detail on Statement of Operations Accounting for the Series B Preferred Stock, Series C Convertible Preferred Stock and the Series D Convertible Preferred Stock:

Net loss attributable to common stockholders in the fourth quarter of fiscal 2019 includes a dividend totaling $0.8 million on the Company’s 5% Series B Cumulative Convertible Perpetual Preferred Stock (“Series B Preferred Stock”), and deemed dividends totaling $0.003 million on the Company’s Series D Convertible Preferred Stock. No dividends were declared or paid by the Company on the Series B Preferred Stock in connection with the August 15, 2019 dividend payment date (until after the end of the fourth quarter of fiscal 2019). Because such dividends were not paid on August 15, under the terms of the Amended Certificate of Designation with respect to the Series B Preferred Stock, the holders of shares of Series B Preferred Stock were entitled to receive, when, as and if, declared by the Board of Directors of the Company, dividends at a dividend rate per annum equal to the normal dividend rate of 5%, plus an amount equal to the number of dividend periods for which the Company failed to pay or set apart funds to pay dividends multiplied by 0.0625%, for each subsequent dividend period until the Company has paid or provided for the payment of all dividends on the shares of Series B Preferred Stock for all prior dividend periods.

Conversions of the Company’s Series C Convertible Preferred Stock occurring during the year ended October 31, 2019 resulted in a variable number of shares being issued to settle the conversion amounts and were treated as a partial redemption of the Series C Convertible Preferred Stock. The Series C Preferred Stock were fully converted during the three months ended July 31, 2019.

Conversions of the Company’s Series D Convertible Preferred Stock in which the conversion price was below $16.56 (the conversion price of the Series D Convertible Preferred Stock as of October 31, 2019 and during the three months and year ended October 31, 2019) resulted in a variable number of shares being issued to settle the conversion amounts and were treated as a partial redemption of the Series D Convertible Preferred Stock. The Series D Preferred Stock were fully converted during the three months ended October 31, 2019.

Non-GAAP Financial Measures

Financial results are presented in accordance with accounting principles generally accepted in the United States (“GAAP”).  Management also uses non-GAAP measures to analyze and make operating decisions on the business. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) and Adjusted EBITDA are alternate, non-GAAP measures of cash utilization by the Company.

These supplemental non-GAAP measures are provided to assist readers in determining operating performance. Management believes EBITDA and Adjusted EBITDA are useful in assessing performance and highlighting trends on an overall basis. Management also believes these measures are used by companies in the fuel cell sector and by securities analysts and investors when comparing the results of the Company with those of other companies. EBITDA differs from the most comparable GAAP measure, net loss attributable to the Company, primarily because it does not include finance expense, income taxes and depreciation of property, plant and equipment and project assets. Adjusted EBITDA adjusts EBITDA for stock-based compensation and restructuring charges, which are considered either non-cash or non-recurring.

FuelCell Energy Fourth Quarter And Fiscal 2019 Results

While management believes that these non-GAAP financial measures provide useful supplemental information to investors, there are limitations associated with the use of these measures. The measures are not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. The Company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP.

The following table calculates EBITDA and Adjusted EBITDA and reconciles these figures to the GAAP financial statement measure Net loss.

	Three Months Ended October 31,		Year Ended October 31,
(Amounts in thousands)	2019	2018	2019	2018
Net loss	$(35,179)	$(14,096)	$(77,568)	$(47,334)
Depreciation	4,034	2,123	12,353	8,648
Provision/(Benefit) for income taxes	20	5	109	(3,015)
Other income, net(1)	(649)	(200)	(93)	(3,338)
Interest expense	2,816	2,421	10,623	9,055
EBITDA	$(28,958)	$(9,747)	$(54,576)	$(35,984)
Impairment expense	17,520	-	20,360	-
Stock-based compensation expense	479	929	2,804	3,238
Adjusted EBITDA	$(10,959)	$(8,818)	$(31,412)	$(32,746)

(1)	Other income, net includes gains and losses from transactions denominated in foreign currencies, changes in fair value of embedded derivatives, and other items incurred periodically, which are not the result of the Company’s normal business operations.

Backlog

Backlog represents definitive agreements executed by the Company and our customers. Projects for which the Company has a PPA are included in generation backlog, which represents future revenue under long-term PPAs. Projects sold to customers (and not retained by the Company) are included in product sales and service backlog and the related generation backlog is removed upon the sale.